Exhibit 99.1

For further information contact:	Andrew Wade
Alsius Corporation
(949) 453-0150 ext. 156

FOR IMMEDIATE RELEASE

Alsius Corporation Completes Sale of
Assets to ZOLL Medical Corporation

May 5, 2009─Irvine, Calif.–Alsius Corporation (Nasdaq: ALUS) announced today that it completed the sale of its assets constituting its intravascular temperature management device business to a wholly-owned subsidiary of ZOLL Medical Corporation (Nasdaq GS: ZOLL) for a purchase price of $12 million in cash.

William Worthen, Alsius’ President and Chief Executive Officer, stated, “The state of the financial markets made it very difficult to continue to finance Alsius as a stand-alone entity, and we believe the sale to ZOLL was the best solution for our stockholders.  ZOLL’s knowledge of critical care products and financial strength should ensure that Alsius’ temperature management solutions continue to be supported."

Following approval of the transaction by holders of a majority of the outstanding Alsius common stock, Alsius provided a definitive information statement to its stockholders reporting in detail on the terms of the transaction and the subsequent wind down of Alsius' affairs, including how it will use the $12 million in sales proceeds to repay indebtedness, transaction expenses and other costs.  After settling all liabilities, Alsius will distribute its remaining cash to its stockholders.  Alsius currently anticipates making an initial distribution of $0.30 to $0.32 per share to Alsius stockholders by the end of June 2009.  After the one-year anniversary of the sale, when the period for ZOLL to make indemnity claims under the purchase agreement expires, Alsius anticipates making a final distribution to stockholders of available cash.  Alsius estimates that when all distributions have been made (including the intended final distribution in approximately one year), it will return $8 million in total, or $0.36 per share, to stockholders, which exceeds its previously reported estimate of $0.34 per share.  However, if liabilities are greater than estimated or if unknown liabilities are incurred, or if collections on accounts receivable are less than expected, then the amount available for distribution will be less than currently anticipated (or could be greater if liabilities are less than expected or collections exceed expectations).

Alsius intends to file a certificate of dissolution with the Delaware Secretary of State today, and in connection with the dissolution, Alsius will be changing its corporate name to ALUS Liquidation Corp. and the name of Alsius Medical Corporation, its wholly owned operating subsidiary, to ALUS Operating Liquidation Corp., as ZOLL has purchased the rights to the Alsius name and trademarks in connection with the asset sale.

Alsius also intends to notify Nasdaq today of its intent to delist its common stock from the Nasdaq Capital Market.  Alsius currently anticipates that on May 15, 2009 it will file with the SEC a Form 25 relating to the delisting of the stock.  Alsius expects that trading in the stock will be suspended by Nasdaq effective at the open of business on May 15, 2009, with official delisting of the stock becoming effective ten days thereafter, on May 25, 2009.  Any distributions that Alsius makes will be based on shareholdings as of the close of business on the date trading in its stock ceases.

About Alsius Corporation
Alsius, headquartered in Irvine, Calif., is a medical device company that has developed, manufactured and sold proprietary products to precisely control patient temperature in hospital critical care settings. Controlling body temperature, through cooling and warming, is becoming the standard of care for patients in select critical conditions and those undergoing a variety of surgical procedures. Prior to the asset sale to ZOLL, completed on May 4, 2009, Alsius marketed a comprehensive suite of catheter-based intravascular temperature management products. For more information, visit http://www.alsius.com.

Certain statements contained in this press release, including statements regarding the future business of Alsius Corporation, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. In particular, the amount and timing of distributions to Alsius stockholders from the proceeds of the sale to Zoll may vary significantly from those discussed herein, due to a variety of factors, including but not limited to, Alsius' ability to collect its outstanding accounts receivable, claims which may be made by Zoll under the purchase agreement with Alsius, claims which may be made by other parties during the process of winding Alsius down, and other unforeseen complications and expenses.  Other factors that could cause actual results to differ from those expressed or implied in this release are described in Alsius' Annual Report on Form 10-K for the year ended December 31, 2008 and its Information Statement on Schedule 14C describing the sale transaction with Zoll, each of which is available on www.sec.gov.